Exhibit 99.2

Marin Software Appoints Brad Kinnish
VP of Finance and Acting Chief Financial Officer

San Francisco, CA – March 22, 2017 – Today, Marin Software Incorporated (NYSE: MRIN), a leading provider of cross-channel, cross-device, enterprise marketing software for advertisers and agencies, announced that Brad Kinnish has been appointed VP of Finance and Acting Chief Financial Officer effective March 23rd. Mr. Kinnish joins Marin Software from Deutsche Bank, where he served as Managing Director in the Technology Investment Banking group since 2010.

Chris Lien, CEO of Marin Software, said, “We’re very pleased to have Brad join Marin and help guide our return to growth. Brad has a terrific background in strategic finance and brings in-depth knowledge of the SaaS software sector.”

Mr. Kinnish said, “I’m excited to join Marin and help the company drive business momentum and maximize shareholder value. As a leader in the space, the company continues to provide innovative solutions that help advertisers drive revenue and increase ROI.”

Mr. Kinnish will be named Marin’s interim Principal Financial Officer, while Yagnesh Patel will remain interim Principal Accounting Officer.

Prior to Deutsche Bank, Mr. Kinnish spent four years at Thomas Weisel Partners as Director of Software Investment Banking. Previously, Mr. Kinnish was an Associate in the Technology Investment Banking group at Credit Suisse, and started his career at Ernst & Young as a CPA (currently inactive). He received his bachelor’s degree from University of Washington.

About Marin Software

Marin Software Incorporated’s (NYSE: MRIN) mission is to give advertisers the power to drive higher efficiency, effectiveness, and transparency in their paid marketing programs that run on the world’s largest publishers. Marin provides industry leading enterprise marketing software for advertisers and agencies to measure, manage, and optimize billions of dollars in annualized ad spend across the web and mobile devices. Offering an integrated SaaS ad management platform for search, social, and display advertising, Marin helps digital marketers improve financial performance, save time, and make better decisions. Advertisers use Marin to create, target, and convert precise audiences based on recent buying signals from users’ search, social, and display interactions. Headquartered in San Francisco, with offices in eight countries, Marin’s technology powers marketing campaigns around the globe. For more information about Marin Software, please visit marinsoftware.com.

Media Contact:

Wesley MacLaggan

Marketing, Marin Software

(415) 399-2586

press@marinsoftware.com